Exhibit 99.1

Synlogic Reports First Quarter 2018 Financial Results and Provides Business Update

– Treated first subject in clinical trials of two Synthetic BioticTM medicines, SYNB1020 and SYNB1618; both studies expected to generate data in 2018 –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 15, 2018--Synlogic, Inc. (Nasdaq: SYBX), a clinical stage company applying synthetic biology to probiotics to develop novel, living medicines, today reported its financial results for the first quarter ended March 31, 2018.

Recent Highlights

Corporate

  Leadership Transition: On May 10, 2018, Synlogic announced a CEO transition; Chief Medical Officer, Aoife Brennan, M.B., B.Ch., was appointed to serve as Interim President and Chief Executive Officer as successor to Jose-Carlos Gutiérrez-Ramos, Ph.D.; Peter Barrett, Ph.D., the Chairman of Synlogic’s board of directors will serve as Executive Chairman and oversee a Board committee to conduct a search for a permanent CEO.
  Strengthened Company’s balance sheet: As of March 31, 2018, Synlogic had cash, cash equivalents, and short-term investments of $125.8 million. In April 2018, the Company completed a registered direct offering generating $28.9 million in net proceeds. Synlogic expects its current cash, cash equivalents and marketable securities position will be sufficient to fund operations to mid-2020 based on its current business plan.

Pipeline

  Treatment of the first subject in a Phase 1/2a clinical trial evaluating SYNB1618, in development for the treatment of phenylketonuria (PKU). This Phase 1/2a clinical trial is a single (SAD) and multiple (MAD) dose-escalation, randomized, double-blind, placebo-controlled study of orally administered SYNB1618 in healthy adult volunteers and adult subjects with PKU. The study is designed to evaluate safety, tolerability, kinetics, and pharmacodynamics as well as exploratory end-points associated with the ability of SYNB1618 to metabolize phenylalanine. Synlogic expects to report interim data from this trial in the second half of 2018 and the full data in 2019. More information about this study can be found at www.clinicaltrials.gov.
  Treatment of the first subject in a Phase 1b/2a clinical trial evaluating SYNB1020, in development for the treatment of hyperammonemia. This Phase1b/2a clinical trial is a randomized, double-blind, placebo-controlled study designed to evaluate the safety and tolerability of SYNB1020, as well as its ability to lower blood ammonia levels, in patients with cirrhosis and elevated blood ammonia. Synlogic expects to report topline date from this trial at the end of 2018. Additional information about this study can be found at www.clinicaltrials.gov.

  Fast-Track designation granted by the U.S. Food and Drug Administration (FDA) for SYNB1618 for the treatment of PKU. The FDA Fast Track program is designed to facilitate the development of important new drugs intended to treat a serious condition and to fill an unmet medical need. The designation enables early and frequent communication between the FDA and Synlogic ensuring that questions and issues are resolved quickly, and often leading to earlier drug approval and access by patients.
  Presentation of preclinical data from Synlogic’s immuno-oncology (IO) program at the annual meeting of the American Association for Cancer Research (AACR). The data demonstrate that, in mouse models, Synthetic Biotic medicines stimulate an antitumor response and robustly reprogram the tumor microenvironment, potentially enabling the treatment of a variety of cancers.

First Quarter 2018 Financial Results
For the three months ended March 31, 2018, Synlogic reported a consolidated net loss of $11.2 million, or $0.55 per share, compared to a net loss of $7.4 million, or $4.49 per unit, for the corresponding period in 2017. The increase in net loss was primarily due to increases in compensation-related expenses as Synlogic continues to grow its employee headcount and hire into key positions to support its corporate goals, as well as increases in research and development expenses to support its advancing clinical programs.

Research and development expenses were $8.4 million for the three months ended March 31, 2018 compared to $5.1 million for the corresponding period in 2017. The increase was primarily due to an increase in compensation-related expenses associated with increased headcount, increased external costs associated with process and formulation development, pre-clinical and clinical studies and increased costs associated with Synlogic’s move to a larger facility.

General and administrative expenses for the three months ended March 31, 2018 were $3.6 million compared to $2.4 million for the corresponding period in 2017. The increase was primarily due to increases in compensation-related expenses associated with increased headcount and increases in expenses related to being a newly public company, including audit, legal and investor relations.

As of March 31, 2018, Synlogic had cash, cash equivalents, and short-term investments of $125.8 million.

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer probiotic microbes to perform or deliver critical functions missing or damaged due to disease. The company’s two lead programs, SYNB1020 and SYNB1618, target hyperammonemia as a result of liver damage or genetic disease, and PKU, respectively. When delivered orally, Synthetic Biotic medicines can act from the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect, with the potential to significantly improve symptoms of disease for affected patients. In addition, the company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including liver disease, inflammatory and immune disorders, and cancer. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: inborn errors of metabolism, liver disease, inflammatory and immune disorders, and cancer; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat hyperammonemia and phenylketonuria; and the expected timing of Synlogic’s anticipated clinical trial initiations. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Synlogic, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands)	For the three months ended
	March 31, 2018	March 31, 2017

Revenue	$354	$111

Operating expenses
Research and development	8,361	5,118
General and administrative	3,629	2,367
Total operating expenses	11,990	7,485
Loss from operations	(11,636)	(7,374)
Other income (expense), net	471	6
Net loss	$(11,165)	$(7,368)

Net loss per share attributable to common shareholders - basic and diluted	$(0.55)	$-
Weighted-average common shares used in computing net loss per share attributable to common shareholders - basic and diluted	20,145,881	-

Net loss per unit attributable to common unit holders - basic and diluted	$-	$(4.49)
Weighted-average common units used in computing net loss per unit attributable to common unit holders - basic and diluted	-	1,640,367

Synlogic, Inc.
Condensed Consolidated Balance Sheets Data
(unaudited)
(in thousands)
	March 31, 2018	December 31, 2017
Assets
Cash, cash equivalents and short-term investments	$125,803	$87,025
Fixed assets	13,704	9,783
Other assets	3,154	2,891
Total assets	$142,661	$99,699

Liabilities and Stockholders' Equity
Current liabilities	$7,010	$9,027
Long-term liabilities	6,884	5,634
Total liabilities	13,894	14,661
Total stockholders' equity	128,767	85,038
Total liabilities and stockholders' equity	$142,661	$99,699

CONTACT:
Synlogic
MEDIA CONTACT:
Courtney Heath, 617-872-2462
courtney@scientpr.com
or
INVESTOR CONTACT:
Elizabeth Wolffe, Ph.D., 617-207-5509
liz@synlogictx.com